Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Alaska Air Group, Inc.:

We consent to the use of our reports dated February 18, 2010 with respect to the consolidated balance sheets of Alaska Air Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference herein.

Our report dated February 18, 2010 on the consolidated financial statements referred to above refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements (included in FASB ASC Topic 320, Investments-Debt and Equity Securities) and the measurement date provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (included in FASB ASC Topic 960, Plan Accounting – Defined Benefit Pension Plans), effective January 1, 2008.

KPMG LLP

Seattle, Washington

July 22, 2010